Exhibit 99.1

KFx Adds President/COO

Denver, CO, January 22, 2004 – KFx (AMEX:KFX) announced today the hiring and appointment of C. Scott Hobbs as President and Chief Operating Officer of the company.

Mr. Hobbs last served as Executive Vice President, COO and Member of the Board of Directors of Colorado Interstate Gas Co., Colorado Springs, Colorado, and President and CEO of CIG Resources Co., both subsidiaries of the The Coastal Corporation. Prior to that he held a number of positions over 24 years with The Coastal Corporation. Mr. Hobbs began his career as a CPA for Price Waterhouse & Co.

“The company is delighted to have Scott join our team,” said Ted Venners, Chairman and CEO of KFx. “As we ramp up the pace of growth of KFx, we have been looking to expand our senior management team. Scott has significant and highly successful experience in major energy project development, finance, and management. He is a valuable addition to our team at a time when we are moving forward in our plans for meeting our customers’ needs by building and operating profitable K-Fuel® production plants,” Venners added.

About KFx

KFx provides cost-effective solutions to help the electricity industry increase energy production while meeting emissions standards. Through its patented K-Fuel® process, KFx transforms abundant U.S. reserves of sub-bituminous coal and lignite into clean, affordable, efficient energy supplies. For more information on KFx, visit www.kfx.com.

Forward-looking Statements

Statements in this news release that relate to future plans or projected results of KFx or the Company are ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the ‘safe harbor’ provisions of the PSLRA. The Company’s actual results may vary materially from those described in any ‘forward-looking statement’ due to, among other possible reasons, the realization of any one or more of the risk factors described in the Company’s Annual Report on Form 10-K, or in any of its other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.

INFORMATION CONTACT: 303-293-2992